Exhibit 99.1

LLEX:NYSE American

LILIS ENERGY ANNOUNCES RECENT WELL RESULTS

Increases Year End Production Target
Prizehog #2H (WC A): Reached IP 24 of 1,825 Boepd, 76% Liquids, 411 Boepd per 1,000 ft.
Wildhog #2H (WC XY): Reached IP 24 of 1,756 Boepd, 55% Liquids, 386 Boepd per 1,000 ft.
Howell #1H (WC XY): Reached IP 24 of 1,401 Boepd, 49% Liquids, 350 Boepd per 1,000 ft.
Antelope #1H (3rd BS): Reached IP 24 of 1,309 Boepd, 53% Liquids, 235 Boepd per 1,000 ft.
Increases Year-End Exit Rate Production Guidance to 8,000 Boepd

HOUSTON, TEXAS – July 23, 2018 – Lilis Energy, Inc. (NYSE American: LLEX), an exploration and development company operating in the Permian Basin of West Texas and Southeastern New Mexico, announced today that the Prizehog #2H, Wildhog #2H, Howell #1H and Antelope #1H have reached 24-hour initial production rates. Lilis also announced that it is raising its year-end exit rate production guidance to 8,000 net Boepd from 7,500 net Boepd and will continue evaluating further potential increases as additional well data is received.

Lilis Energy’s Chairman and CEO, Ronald D. Ormand, commented: “We are pleased to report additional strong well results, which further validate our Delaware Basin acreage in the Permian. We have completed successful wells in the eastern part of our acreage, in New Mexico and in additional benches including the Wolfcamp A, XY and 3rd Bone Spring. We are extremely pleased with all of these results which continue our strategy to delineate our acreage geographically and geologically with additional data points on newly drilled benches in 2018. The Prizehog #2H, our first Wolfcamp A well, registered the highest IP 24 we’ve completed in New Mexico to date; and the Wildhog #2H further validates the Wolfcamp XY in our eastern New Mexico acreage. In our eastern Texas acreage, we’ve completed our easternmost well, the Howell #1H, in the Wolfcamp XY, and completed our first Bone Spring well, the Antelope #1H in the 3rd Bone Spring. We are at the beginning of our delineation program with initial well results from several benches and we are continually learning from our drilling and technical work. We expect to continue improving the overall efficiency and productivity of our wells as we further evaluate and develop these additional benches.

“Our drilling program in the second half of 2018 will almost exclusively target 1.5-mile laterals. With more wells drilling and in completion and based on the success of our drilling program to date in 2018, we are on track to meet and exceed our previously stated year-end exit rate of 7,500 net Boepd. Therefore, we are raising our exit rate production guidance target to 8,000 net Boepd. We will continue to monitor our exit rate guidance throughout 2018 as we are confident of meeting and exceeding our revised target.”

Highlights:

•	PRIZEHOG #2H - Wolfcamp A

•	Lilis’ first Wolfcamp A

•	Highest IP 24-hour rate recorded by the Company in New Mexico
The Prizehog #2H reached an IP 24 rate of 1,825 Boepd (76% liquids), on a three-stream basis, equivalent to 411 Boepd per 1,000 ft. The Prizehog #2H was completed as a 4,440 ft. lateral with 24 stages using 195 ft. plug-to-plug spacing and approximately 2,040 lbs. of sand per ft.

•	WILDHOG #2H - Wolfcamp XY

•	First XY well drilled on Lilis’ property in New Mexico

•	Further delineates New Mexico acreage
The Wildhog #2H reached an IP 24 rate of 1,756 Boepd (55% liquids), on a three-stream basis, equivalent to 386 Boepd per 1,000 ft. The Wildhog #2H was completed as a 4,567 ft. lateral with 23 stages using 200 ft. plug-to-plug spacing and approximately 1,837 lbs. of sand per ft.

•	HOWELL #1H - Wolfcamp XY

•	Farthest eastern well drilled on Lilis’ Texas property

•	Continued validation of our eastern acreage and XY Bench

The Howell #1H reached an IP 24 rate of 1,401 Boepd (49% liquids), on a three-stream basis, equivalent to 350 Boepd per 1,000 ft. The Howell #1H was completed as a 4,002 ft. lateral with 20 stages using 200 ft. plug-to-plug spacing and approximately 1,354 lbs. of sand per ft.

•	ANTELOPE #1H - Third Bone Spring

•	First Bone Spring well

•	Further delineation of eastern acreage in new zones
The Antelope #1H reached an IP 24 rate of 1,309 Boepd (53% liquids), on a three-stream basis, equivalent to 235 Boepd per 1,000 ft. The Antelope #1H was completed as a 5,560 ft. lateral with 28 stages using 200 ft. plug-to-plug spacing and approximately 1,584 lbs. of sand per ft.
Lilis’ 2018 drilling program is focused on the delineation of the Company’s acreage. Lilis will continue to further de-risk multiple benches as well as its eastern acreage. The Company continues to develop additional technical data. Including finalizing log interpretations, in conjunction with third party providers, from the pilot well test in the Howell #1H, and acquiring and analyzing additional seismic data across its acreage.

Lilis Well Results To Date:

Lilis Energy continues to produce industry-leading well results in the Permian’s Delaware Basin. To date, the Company has drilled 17 wells, spanning the Bone Spring, Wolfcamp XY, Wolfcamp A and Wolfcamp B formations.

Current Activities:

Drilling:

•	East Axis #2H: Wolfcamp A – 1 ½ mile lateral

•	Tiger #3H: Bone Spring – 1 ½ mile lateral

Completing:

•	West Axis #1H: Wolfcamp B – 1 ½ mile lateral

Flowback:

•	AG Hill #2H: Bone Spring – Eastern well

•	Moose #1H: Wolfcamp A – 1 ½ mile lateral

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Houston -based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis’ current total net acreage in the Permian Basin is over 19,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs; our anticipated future cash flows and ability to access other sources of liquidity; all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (the “SEC”). Additionally, initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates. Readers are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Contact:
Wobbe Ploegsma
V.P. Finance & Capital Markets
210-999-5400, ext. 31